Exhibit 99.1

News Release

Release Date:   Monday, April 2, 2007

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

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     Oneida Financial Corp. Tops $500 million in Assets with Acquisition of
                             Vernon Bank Corporation

         Oneida, NY, April 2, 2007 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, announces the acquisition of Vernon Bank Corporation and its subsidiary The National Bank of Vernon, headquartered in Vernon, New York, in a transaction valued at over $11.3 million.

         The National Bank of Vernon operated three banking offices in Oneida County in the towns of Vernon and Westmoreland, and in the city of Utica. The
Vernon offices have been re-branded as Oneida Savings Bank facilities. The municipal deposits of The National Bank of Vernon will be serviced through Oneida's limited purpose commercial banking subsidiary. Municipalities, school districts and other public funding sources throughout the market area will utilize the entire Oneida Savings Bank branch network to service their needs.

         "This merger was an opportunity to enhance technological capabilities, expand product lines and broaden the branch network in contiguous markets for our collective customer base." stated Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. "Oneida Savings Bank has a proven record of providing opportunity for our employees, delivering exceptional service to customers and actively participating in the communities we serve. We view this as a combination of two local institutions that share a common philosophy, history and geography." Kallet continued, "Greater access to branch locations, expanded products and services, and our community banking focus ensure that a local financial institution will be servicing the needs of Central New York for generations to come."

         Finpro, Inc. served as financial advisor to Oneida Financial Corp.; Danielson Associates, Inc. served as exclusive financial advisor and provided a fairness opinion to Vernon Bank Corporation in connection with the transaction. Legal counsel for Vernon is Bond, Schoeneck & King, PLLC and for Oneida is Luse Gorman Pomerenk and Schick, P.C.

         Oneida Financial Corp. reported total assets at December 31, 2006 of $442.9 million and shareholders' equity of $58.4 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company and Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.